Exhibit 99.1

Scripps to acquire 15 television stations in 10 markets from Cordillera Communications

October 29, 2018

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) is acquiring 15 television stations in 10 markets from Cordillera Communications, furthering the company’s strategies of increasing durability and improving operating performance in its broadcast portfolio.

The acquisition grows the Scripps local television station footprint to 51 stations in 36 markets with a reach of nearly 21 percent of U.S. TV households.

In addition to the increased reach, the acquisition adds to Scripps' market leadership, with all but one of the acquired stations ranking as No.1 in their markets. It also adds depth to its local media footprint through the addition of three duopolies - in Helena and Great Falls, Montana, and Corpus Christi, Texas.

The stations also diversify Scripps’ affiliate relationships, adding more NBC and CBS stations to Scripps’ strong ABC roster.

Financial highlights include:

•	The purchase price is $521 million.

•	The portfolio is immediately accretive to margins for the Local Media segment and the company.

•	Based on Cordillera's blended 2017 actual and 2018 estimated revenues of $158 million and EBITDA of $63 million, adjusted for synergies, the purchase price multiple is 7.2x net of tax benefits.

The Cordillera stations have strong local brands and are well run and nicely positioned in their markets, said Brian Lawlor, president of Local Media.

“Through this transaction, Scripps will operate the No. 1-rated TV stations in a third of its markets, enhancing the durability of our portfolio,” Lawlor said. “The acquisition also allows us to go deeper in new markets with the addition of three new duopolies, including two with Big Four combinations.”

A stronger Scripps portfolio:

•	Scripps will have the No. 1 Nielsen-rated TV stations in 11 of its 36 markets.

•	The Cordillera stations will significantly diversify the Scripps portfolio, growing it to 51 stations, including 18 ABC stations, 11 NBC stations, seven CBS stations and two Fox stations.

•	Scripps will operate seven duopolies, efficiently enhancing the depth and durability of the portfolio.

•	The stations Scripps is acquiring are:

◦	WLEX, the NBC affiliate in Lexington, Kentucky

◦	KOAA, the NBC affiliate in Colorado Springs, Colorado

◦	KATC, the ABC affiliate in Lafayette, Louisiana

◦	KSBY, the NBC affiliate in Santa Barbara-San Luis Obispo, California

◦	KRIS, the NBC affiliate, and KAJA, a Telemundo affiliate, in Corpus Christi, Texas

◦	KPAX and KAJJ, a CBS affiliate in Missoula, Montana

◦	KTVQ, a CBS affiliate in Billings, Montana

◦	KXLF/KBZK, the CBS affiliate in Butte-Bozeman, Montana

◦	KRTV, the CBS affiliate, and KTGF, the NBC affiliate, in Great Falls, Montana

◦	KTVH, the NBC affiliate, and KXLH, the CBS affiliate, in Helena, Montana

“In addition to the immediate benefits to our portfolio’s operating performance, this deal leaves Scripps with the capability to continue to pursue incremental and transformative deals for television stations,” said Adam Symson, Scripps president and CEO. “We will continue to pursue all appropriate avenues to enhance the scale and operating performance of our local media portfolio.”

The 10 Cordillera markets have about 700 employees.

Cordillera Communications is owned by Evening Post Industries. Scripps is not buying Cordillera's remaining station in Tucson, Arizona, because Scripps already operates a duopoly in that market. There are no other overlapping markets.

The transaction will be financed through an incremental term loan underwritten by Wells Fargo. Scripps' existing Term Loan B and senior unsecured notes will remain in place. The company anticipates its total leverage ratio, net of cash, would be approximately 4.8x at closing, including estimated synergies.

The deal is expected to close in in the first quarter of 2019.

Methuselah Advisors acted as financial advisor and Cooley LLP acted as legal advisor to Cordillera Communications. BakerHostetler acted as legal advisor for Scripps.

Scripps will host a conference call today at 10 a.m. Eastern time. A presentation called “Cordillera Communications acquisition” is available at http://ir.scripps.com.

Callers from the U.S. can dial 800-230-1074 and international callers can dial 612-288-0329 to join the call five minutes before it begins and ask to join the “Scripps call.” A replay will be available from noon on Oct. 29 until midnight Nov. 5 at 800-475-6701; international callers can dial 320-365-3844. Access code: 456228.

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs a collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Stitcher and its advertising network Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including “Pickler & Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com